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                                                            Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER ("Merger Agreement"), dated as of April 18, 1996, by and between U.S. Computer Services, a California corporation ("USCS"), and USCS International, Inc., a Delaware corporation ("USCSI"), said two corporations being hereinafter referred to as the "Constituent Corporations." USCSI is a wholly owned subsidiary of USCS.

     The authorized capital stock of USCS is thirteen million five hundred thousand (13,500,000) shares of which seven million five hundred thousand (7,500,000) shares have been designated as Common, $0.10 par value ("USCS Common Voting"), of which 6,139,832 shares were outstanding as of the date hereof, and six million (6,000,000) shares of Common Non-Voting, $0.10 par value ("USCS Common Non-Voting") of which 3,111,091 shares were outstanding as of the date hereof (the USCS Common Voting and USCS Common Non-Voting are sometimes referred to as "USCS Common Stock"). USCS has no preferred stock authorized.

     The authorized capital stock of USCSI is sixty two million (62,000,000) shares of which forty million (40,000,000) shares have been designated voting Common Stock, $0.05 par value ("USCSI Common Voting"), of which one hundred
(100) shares were outstanding as of the date hereof all of which are owned by USCS, twelve million (12,000,000) shares of Non-Voting Common, $0.05 par value ("USCSI Common Non-Voting") of which no shares were outstanding as of the date hereof (the USCSI Common Voting and USCS Common Non-Voting are sometimes referred to as "USCSI Common Stock") and ten million (10,000,000) shares of Preferred Stock, par value $0.05 per share ("Preferred Stock"). USCSI has no shares of Preferred Stock outstanding.

     It is the intent of this Merger Agreement that the merger provided for herein (the "Merger") shall be pursuant to the applicable laws of the State of California and the State of Delaware and shall qualify as a reorganization as defined in Sections 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

     The respective Boards of Directors of USCS and USCSI deem the Merger desirable and in the best interests of their respective shareholders. The respective Boards of Directors of USCS and USCSI have duly adopted resolutions approving this Merger Agreement and it is being submitted for approval by the outstanding shares of each of the Constituent Corporations.

     In consideration of the premises and of the mutual covenants and agreements herein contained, and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the same into effect, the manner and the basis for converting or exchanging the shares of USCS Common Stock into or for the shares of USCSI Common Stock, and such other details and provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:


                                    ARTICLE I

     In accordance with the provisions of this Merger Agreement and the California General Corporation Law, USCS shall be merged with and into USCSI, which shall be, and is herein sometimes referred to as, the "Surviving Corporation."


                                   ARTICLE II

     The Merger shall become effective (the "Effective Time of the Merger") at the time of the filing of a copy of the Certificate of Ownership in the offices of the Secretary of State of California and the Secretary of State of Delaware, all as provided in Section 1108(d)(4) of the California General Corporation Law and Sections

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253 and 103 of the Delaware General Corporation Law.


                                   ARTICLE III

     The manner and basis of converting or exchanging the shares of each of the Constituent Corporations, and the manner and basis of making distributions to shareholders of the Constituent Corporations in extinction of or in substitution for their shares, shall be as follows:

     (a) Each share of USCS Common Non-Voting issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, at and after the Effective Time of the Merger be converted into and become, without action on the part of the holder thereof, one share (subject to adjustment for any stock split, reverse stock split, or stock dividend with respect to USCSI Common Non-Voting from the date hereof to the Effective Time of the Merger) of fully paid and nonassessable USCSI Common Non-Voting.

     (b) Each share of USCS Common Voting issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, at and after the Effective Time of the Merger be converted into and become, without action on the part of the holder thereof, one share (subject to adjustment for any stock split, reverse stock split, or stock dividend with respect to USCSI Common Voting from the date hereof to the Effective Time of the Merger) of fully paid and nonassessable USCSI Common Voting.

     (c) Each share of USCSI Common Stock issued and beneficially owned by USCS immediately prior to the Effective Time of the Merger shall be cancelled and retired, and no USCSI Common Stock or other securities of USCSI shall be issuable with respect thereto.

     (d) At the Effective Time of the Merger, each holder of certificates for shares of USCS Common Voting or USCS Common Non-Voting shall cease to have any rights as shareholders of USCS, and each holder's sole rights shall pertain to the shares of USCSI Common Voting or USCSI Common Non-Voting into which such holder's shares of USCS Common Voting or USCS Common Non-Voting shall have been converted by the Merger.

     (e) Certificates representing shares of USCS Voting or Non-Voting Common shall also represent shares of USCSI Voting or Non-Voting Common at and after the Effective Time of the Merger and holders of such certificates shall not be required to exchange any of their certificates as a result of the Merger.

     (f) Upon the Effective Date, each outstanding option, warrant or other right to purchase one share of USCS Common Voting, shall be converted into an option, warrant or other right to purchase one share of USCSI Common Voting, at an exercise price per share equal to the exercise price of the option, warrant or right to purchase USCS Common Voting, and upon the same terms and subject to the same conditions as set forth in the agreements entered into by USCS pertaining to such options, warrants, or rights. A number of shares of USCSI Common Voting shall be reserved for purposes of such options, warrants, and rights equal to the number of shares of USCS Common Voting so reserved as of the Effective Date. As of the Effective Date, USCSI shall assume all obligations of USCS under agreements pertaining to such options, warrants, and rights, and the outstanding options, warrants, or other rights, or portions thereof, granted pursuant thereto.

     (g) As of the Effective Date, USCSI hereby assumes all obligations of USCS under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

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                                   ARTICLE IV

     At the Effective Time of the Merger, the Certificate of Incorporation of USCSI, as amended, shall be the Certificate of Incorporation of the Surviving Corporation.


                                    ARTICLE V

     (a) The bylaws of USCSI, as in effect on the date hereof, shall be the bylaws of the Surviving Corporation from and after the Effective Time of the Merger until altered, amended or repeated.

     (b) The directors and officers of USCS at the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation, to serve, in each case, until the next annual meeting of shareholders and directors of the Surviving Corporation and until their successors shall have been elected and shall qualify.


                                   ARTICLE VI

     This Merger Agreement may be terminated or abandoned at any time prior to the filing of the Certificate of Ownership with the California Secretary of State and the Delaware Secretary of State by the Board of Directors of either USCSI or USCS, whether prior to or after adoption of this Merger Agreement by the shareholders of USCSI or USCS and without further approval by the outstanding shares of USCSI or USCS by mutual written agreement.


                                   ARTICLE VII

     At the Effective Time of the Merger, the separate existence of USCS shall cease, and the corporate existence and the identity of USCSI, as the Surviving Corporation, shall continue. USCSI shall thereupon succeed without other transfer to all the rights and property of USCS and shall be subject to all of the debts and liabilities of USCS in the same manner as if USCSI had itself incurred them. All rights of creditors and all liens upon the property of USCS shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger. Any action or proceeding pending by or against USCS may be prosecuted to judgment, which shall bind USCSI, or USCSI may be proceeded against or substituted in the place of USCS.


                                  ARTICLE VIII

     From time to time at and after the Effective Time of the Merger as and when requested by USCSI, or by its successors or assigns, USCS shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further or other actions, as USCSI, and its successors or assigns, may deem necessary or desirable in order to vest in and confirm to USCSI, and its successors or assigns, title to and possession of all the rights and property referred to in
Article VII hereof and otherwise to carry out the intent and purposes of this Merger Agreement. If USCSI shall at any time deem that any further assignments or assurances of law or any other acts are necessary or desirable to vest, perfect or confirm of record or otherwise the title to any property or to enforce any claims of USCS acquired by USCSI pursuant to this Merger Agreement, the officers of USCSI at that time are hereby specifically authorized as attorneys-in-fact of USCS (this appointment being irrevocable as one coupled with an interest) to execute and deliver any and all such proper deeds, assignments and assurances of law and to do all such other acts, in the name

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and on behalf of USCSI or otherwise, as such officers shall deem necessary or appropriate to accomplish such end.


                                   ARTICLE IX

     (a) For the convenience of the parties hereto and to facilitate the filing of this Merger Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument and all such counterparts shall together constitute the same agreement.

     (b) This Merger Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto, which instrument, when so executed and delivered, shall thereupon become a part of this Merger Agreement as of the date hereof. Any amendment to this Merger Agreement shall be approved by the respective Board of Directors of USCS and USCSI and, if such amendment changes any of the principal terms of this Merger Agreement, by the outstanding shares of the Constituent Corporations in the same manner as the original Merger Agreement.

     (c) This Merger Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware except as otherwise required.

     (d) Except as otherwise specifically provided herein, nothing expressed or implied in this Merger Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Merger Agreement.

     (e) This Merger Agreement embodies all of the representations, warranties, covenants and agreements of the parties in relation to the subject matter hereof, and no representations, warranties, covenants, understanding or agreements, oral or otherwise, in relation thereto exist between the parties except as expressly set forth in the Merger Agreement.

     IN WITNESS WHEREOF, the Constituent Corporations have executed this Merger Agreement under the corporate seals of each of the parties hereto.

                                     U.S. COMPUTER SERVICES
(corporate seal)
                                     By: /s/ James C. Castle
                                         ------------------------------
                                          James C. Castle
Attest:                                   Chairman and Chief Executive Officer

/s/ Mary G. Jordan
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Mary G. Jordan, Secretary



                                     USCS INTERNATIONAL, INC.

(corporate seal)
                                     By:  /s/ James C. Castle
                                          ------------------------------
                                           James C. Castle
Attest:                                    Chairman and Chief Executive Officer

/s/ Mary G. Jordan
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Mary G. Jordan, Secretary


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